UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC    20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 742-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 15, 2015, Southwest Bancorp, Inc. (the “Company”) and it its subsidiary bank, Bank SNB, an Oklahoma state banking corporation (“Bank SNB”), entered into an Amendment to the Employment Agreement dated August 30, 2012, as amended February 24, 2015 with the Company’s President and Chief Executive Officer, Mark W. Funke.  The Amendment revised the original agreement to provide that if Mr. Funke’s employment is terminated by the Company without cause, or by Mr. Funke for good reason, within 24 months of a change of control, then the Company will pay Mr. Funke a severance in an amount equal to the sum of (i) three (3) times Mr. Funke’s annual base salary in effect on the date of termination and (ii) one (1) times the average of the cash portion of Mr. Funke’s annual bonus for the three years immediately preceding the change of control.  The severance will be paid out in substantially equal installments over a twelve month period.

On December 15, 2015, the Company and Bank SNB entered into an Amendment to the Employment Agreement dated November 15, 2012 with the Company’s Executive Vice President and Chief Financial Officer, Joe T. Shockley, Jr.  The Amendment revised the original agreement to provide that if Mr. Shockley’s employment is terminated by the Company without cause, or by Mr. Shockley for good reason, within 24 months of a change of control, then the Company will pay Mr. Shockley a severance in an amount equal to the sum of (i) two (2) times Mr. Shockley’s annual base salary in effect on the date of termination and (ii) one (1) times the average  of the “Company Incentive Portion” of Mr. Shockley’s annual bonus under the Southwest Bancorp Executive Leadership Team Incentive Plan for the three years immediately preceding the change of control.  The severance will be paid out in substantially equal installments over a twelve month period.

On December 15, 2015, the Company entered into an Amendment to Change of Control Agreement with each of Priscilla Barnes, the Company’s Senior Executive Vice President and Chief Operating Officer, and James D. Bygland, the Company’s Executive Vice President and Chief Information Officer.  The Amendments amended the Change of Control Agreement between the Company and Ms. Barnes dated August 3, 2012 and the Change of Control Agreement between the Company and Mr. Bygland dated July 11, 2013.  The Amendments amended the original agreements to provide that if, within 24 months of a change of control, either executive is terminated other than for cause, disability or death, or if the executive terminates his or her employment for good reason, then the executive shall be paid in a single lump sum payment within 30 days of the date of determination an amount equal to the sum of (i) two (2) times the executive’s base salary in effect on the date of the change of control and (ii) one (1) times the average of the “Company Incentive Portion” of the executive’s annual bonus under the Southwest Bancorp Executive Leadership Team Incentive Plan for the three years immediately prior to the date of the change of control.

In addition, the amendments to Mr. Funke’s Employment Agreement, Mr. Shockley’s Employment Agreement, Ms. Barnes’ Change of Control Agreement and Mr. Bygland’s Change of Control Agreement each revised the definition of “Change of Control” to provide (i) that a Change of Control occurs when any person becomes the beneficial owner, or obtains voting control over, 30% or more of the then outstanding common stock or voting securities of the Company, and (ii) that any merger, reorganization, consolidation, or sale of assets of the Company or Bank SNB is a Change of Control unless (a) the Company’s stockholders immediately prior to such merger, reorganization, consolidation or sale own at least 60% of the combined voting power of the surviving entity following such merger, reorganization, consolidation or sale, (b) no person beneficially owns or has voting control over 30% or more of the then outstanding common stock or voting securities of the Company, and (c) at least half of the members of the board of the surviving company were members of the Company’s board immediately prior to such merger, reorganization, consolidation or sale.

The foregoing description of the Amendments are summaries and is qualified in its entirety by reference to the full text of the Amendments which are filed herewith as Exhibits 10.1-10.4 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1: Amendment to Employment Agreement dated December 15,  2015 by and among Southwest Bancorp, Inc., Bank SNB, and Mark W. Funke

Exhibit 10.2:  Amendment to Employment Agreement dated December 15,  2015 by and among Southwest Bancorp, Inc., Bank SNB, and Joe T. Shockley, Jr.

Exhibit 10.3:  Amendment to Change of Control Agreement dated December 15, 2015 by and between Southwest Bancorp, Inc. and Priscilla Barnes

Exhibit 10.4:  Amendment to Change of Control Agreement dated December 15, 2015 by and between Southwest Bancorp, Inc. and James D. Bygland

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 15, 2015

SOUTHWEST BANCORP, INC. By: /s/ Mark W. Funke Name: Mark W. Funke Title: President and CEO

Exhibit Index

Exhibit No.	Description

10.1 10.2 10.3 10.4

Amendment to Employment Agreement dated December 15, 2015 by and among Southwest Bancorp, Inc., Bank SNB, and Mark W. Funke

Amendment to Employment Agreement dated December 15, 2015 by and among Southwest Bancorp, Inc., Bank SNB, and Joe T. Shockley, Jr.

Amendment to Change of Control Agreement dated December 15, 2015 by and between Southwest Bancorp, Inc. and Priscilla Barnes

Amendment to Change of Control Agreement dated December 15, 2015 by and between Southwest Bancorp, Inc. and James D. Bygland